Exhibit 10.19

Common Stock Purchase Agreement

This Common Stock Purchase Agreement (“Agreement”) is made as of February 26, 2007, by and among Telesource International, Inc., a Delaware corporation (“Seller”) with offices in Lombard Illinois and Halbarad Group, Ltd., BVI, with offices in Europe . (“Buyer”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, shares of Telesource Common Stock (“Telesource”) as delineated below for the consideration and on the terms set forth in this Agreement.

Investment Date	Total Shares	Price per Share	Total Investment
April 5, 2007	238,500	0.5	$119,250.00
May 5, 2007	157,500	0.5	$78,750.00
June 5, 2007	606,600	0.5	$303,300.00
July 5, 2007	126,000	0.5	$63,000.00
September 5, 2007	184,500	0.5	$92,250.00
October 5, 2007	229,500	0.5	$114,750.00
December 5, 2007	360,000	0.5	$180,000.00
	1,902,600		$951,300.00

The Buyer also agrees to buy an additional 360,000 shares in 2007 at the same price stated above should the Seller make the same available as and when necessary for Seller to raise additional funding to cover cash shortfalls caused by an early settlement of pending litigation(e.g. Koblerville Housing Project) or any other unanticipated claim against Seller.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Buyer”—Halbarad Group, Ltd., BVI, as defined in the first paragraph of this Agreement.

“Closing”—as defined in Section 2.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller”— Telesource International, as defined in the first paragraph of this Agreement.

“Shares”—1,902,600 shares of Common Stock to be issued by Telesource International, Inc.

2. SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES AND AUTHORIZATION

Subject to the terms and conditions of this Agreement at the Closing, Seller will sell and transfer One Million, Nine Hundred Two Thousand and Six Hundred (1,902,600) shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2 PURCHASE PRICE

The purchase price (the “Purchase Price”) for the Shares will be Nine Hundred and Fifty-One Thousand and Three Hundred U.S. Dollars ($951,300.00)

2.3 CLOSING

The purchase and sale (the “Closing”) provided for in this Agreement will take place on (i) the dates as listed below:

Investment Date
April 5, 2007
May 5, 2007
June 5, 2007
July 5, 2007
September 5, 2007
October 5, 2007
December 5, 2007

 or (ii) at such other time and place as the parties may agree. Subject to the provisions of Section 4, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 CLOSING OBLIGATIONS

At the Closing:

(a) Seller will deliver to Buyer:

(i) Confirmation that funds have been received by the Company along with a copy of a letter instructing the transfer agent to issue the new certificates representing the Shares at each instance of funds being invested;

(b) Buyer will deliver to Seller:

(ii) the total amount of $951,300.00 (US Dollars) by wire transfer to an account specified by Telesource International, Inc. in increments as stated above.

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  For this purpose, Buyer understands that an “accredited investor” includes:

(i)            any individual who: (A) has a net worth (with spouse) in excess of $1 million; or (B) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects the same income level for the current year; or (C) who is an executive officer or director of the Company;

(ii)           any entity in which all of the equity owners or partners are “accredited investors”; or

(iii)          any corporation or partnership with total assets in excess of $5,000,000 that was not formed for the specific purpose of purchasing the securities sold hereunder.

(a)           Buyer considers itself to be a sophisticated investor in companies similarly situated to the Company, and Buyer has substantial knowledge and experience in financial and business matters (including knowledge of finance, securities and investments, generally, and experience and skill in investments based on actual participation) such that Buyer is capable of evaluating the merits and risks of the prospective investment in the Company.

(b)           Buyer’s current address is as set forth on the signature page hereof.

(c)           Buyer has been advised and acknowledges that the issuance of the Shares will not be registered under the Securities Act, in reliance upon the exemption(s) from registration promulgated thereunder, and, therefore, are “restricted securities.”  Buyer also acknowledges that the issuance of the Shares will not be registered under the securities laws of any state.  Consequently, Buyer agrees that the Shares cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available.  Buyer has been advised and acknowledges that the Company is under no obligation to take any action necessary in order to make available any exemption for the transfer of the Shares without registration.

(d)           Buyer is purchasing the Shares solely for Buyer’s own account and not as nominee for, representative of, or otherwise on behalf of, any other person.  Buyer is purchasing the Shares with the intention of holding the Shares for investment, with no present intention of participating directly or indirectly in a subsequent public distribution of the Shares unless registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available.  Buyer shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

(e)           Buyer has been advised that there is no assurance that the Company will continue to be a “Public Company” (i.e., a company with equity securities registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or, even if the Company continues to be a Public Company, that there will be an active market for the Shares.  Buyer is aware that Buyer’s investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and, having made Buyer’s own evaluation of the risks associated with this investment, Buyer is aware and Buyer has been advised that Buyer must bear the economic risks of a purchase of the Shares indefinitely.

(f)            Buyer acknowledges that the Shares were not offered to Buyer by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Buyer was invited by any of the foregoing means of communication.

(g)           Buyer understands and agrees that the Company, and all current and future stockholders of the Company, are relying on the agreements and representations contained herein.

(h)           In connection with the purchase of the Shares by Buyer, Buyer has not paid and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of the Shares.

(i)            Buyer has been advised and agrees that there will be placed on any certificates representing the Shares, or any substitution(s) thereof, a legend stating in substance the following (and including any restrictions or conditions that may be required by any applicable state law), and Buyer has been advised and further agrees that the Company will refuse to permit the transfer of the Shares out of Buyer’s name in the absence of compliance with the terms of such legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be sold, pledged, transferred, assigned or otherwise disposed of except in accordance with such Act and the rules and regulations thereunder and in accordance with applicable state securities laws.  The Company will transfer such shares only upon receipt of evidence satisfactory to the Company, which may include an opinion of counsel, that the registration provisions of such Act have been compiled with or that such registration is not required and that such transfer will not violate any applicable state securities laws.”

(j)            Buyer is aware that the Company may offer and sell additional shares of Preferred Stock, Common Stock or other securities in the future, thereby diluting Buyer’s percentage equity ownership of the Company.

3.1 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.2 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

3.3 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4. Intentionally Omitted

5. GENERAL PROVISIONS

5.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

5.2 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:	Telesource International Inc.
860 Parkview Blvd.
Lombard Ill. 60148 USA

Attention:	Nidal Z. Zayed
Corporate Secretary
Telesource International, Inc.

Facsimile No.: (630) 620-4753

Buyer:	Halbarad Group, Ltd., BVI
European Office
Herrengasse 5
PO Box 1155
FL — 9490 Vaduz
Attention:	Mrs. Sandra A. Marc-Büchel
Director

Facsimile No.:	00423 237 69 78

5.3 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.4 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

5.5 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, (which will not be unreasonably withheld), except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

5.6 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7 GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

5.8 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:		Seller:

	Sandra A. Marc-Büchel		Nidal Z. Zayed
	Director		President & CEO
	Halbarad Group, Ltd., BVI		Telesource International, Inc.